Filed Pursuant to 424(b)(3)
Registration No. 333-82440

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 20, 2002

NEXTEL PARTNERS, INC.
(Exact Name Of Registrant as Specified in Charter)

DELAWARE	000-29633	91-1930918
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4500 Carillon Point
Kirkland, Washington 98033
(425) 576-3600

(Address and Telephone Number of Registrant’s Principal Executive Offices)

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.
ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
SIGNATURES

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

     On May 20, 2002, the Board of Directors of Nextel Partners, Inc. (the “Company”) approved the dismissal of Arthur Andersen LLP (“Arthur Andersen”) as the Company’s independent auditors and the appointment of KPMG LLP (“KPMG”) to serve as the Company’s independent auditors for the fiscal year ending December 31, 2002.

     Arthur Andersen’s reports on the Company’s consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty or audit scope. The audit reports for the years ended December 31, 2001 and 2000, contained an explanatory paragraph related to the Company’s change in method of accounting, effective January 1, 2001, for derivative instruments and hedging activities and an explanatory paragraph related to the change in method of accounting, effective January 1, 2000, for equipment revenues, activation fees and related costs. During the years ended December 31, 2001 and 2000 and through the date hereof, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years. Additionally, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     The Company has provided Arthur Andersen with a copy of the foregoing disclosures and has requested Arthur Andersen to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements. The Company will file such letter by an amendment to this Form 8-K.

     During the years ended December 31, 2001 and 2000 and through the date hereof, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K. The Company has provided a copy of the foregoing disclosure to KPMG and provided it with an opportunity to provide the Company with any new information or clarification it deemed appropriate.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)     Not applicable.

     (b)     Not applicable.

     (c)     Exhibits.

Exhibit 16***	Letter from Arthur Andersen LLP regarding change in certifying accountant

***	To be filed by amendment

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL PARTNERS, INC

Date: May 21, 2002	By:	/S/ JOHN D. THOMPSON
John D. Thompson Chief Financial Officer and Treasurer (Chief Financial and Accounting Officer)